Exhibit 99.1
Dana Corporation Announces Four Plants Slated for Closure;
Further Closures Expected to be Finalized in 2007
TOLEDO, Ohio — December 12, 2006 — Dana Corporation (OTCBB: DCNAQ) today announced four of eight facilities it plans to close during the next two years. The actions will consolidate production and are designed to balance capacity and take advantage of lower-cost manufacturing locations. Dana announced preliminary plans to close eight facilities last month.
The four facilities announced for closure are Dana’s Syracuse, Ind., and Cape Girardeau, Mo., Traction Products facilities, and the company’s Guelph and Thorold, Ontario, Canada, Structural Solutions plants.
Facility information is as follows:
•	The Syracuse plant employs approximately 65 people and manufactures axle components. The facility is expected to close by Sept. 30, 2007.
•	The Cape Girardeau plant employs approximately 200 people manufacturing axle components. The facility is expected to close by June 30, 2008.
•	The Guelph operation employs approximately 25 people manufacturing front and rear frame structures. The plant is expected to close by Feb. 28, 2007.
•	The Thorold structures facility employs approximately 150 people manufacturing stampings. The plant is expected to close by June 30, 2007.
Production from the Syracuse and Cape Girardeau facilities will be moved to Dana operations in Mexico. Closure of the Guelph plant coincides with the end of a customer program that comprised all production volume at the facility. The majority of the production at the Thorold operation will be moved to Dana’s Elizabethtown, Ky., structures plant.
Dana Chairman and CEO Mike Burns said, “The decision to close any facility is extremely difficult and regrettable. But to become competitive and emerge from Chapter 11 as a viable company, it is absolutely critical that we further consolidate work across our facilities to reduce overcapacity and high operating costs.”
Mr. Burns said that four additional facility closures are expected to be finalized in 2007.
Dana expects to incur charges of $26 million before tax during the fourth quarter of 2006 and additional aggregate charges of $19 million in 2007-2009 for total charges of $45 million before tax, in connection with the plant closures announced today.
About Dana Corporation
Dana is a leading supplier of drivetrain, chassis, structural, and engine technologies. Dana people design and manufacture products for every major vehicle and engine producer in the world. Based in Toledo, Ohio, with operations throughout the world, Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. The company’s continuing operations reported sales of $8.6 billion in 2005. Dana’s Internet address is: http://www.dana.com/.

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Dana and certain of its U.S. subsidiaries are operating under Chapter 11 of the U.S. Bankruptcy Code as debtors in possession. Information about the bankruptcy proceedings can be found at: http://www.dana.com/reorganization. While Dana continues its reorganization under Chapter 11, investments in its securities are highly speculative. Although shares of Dana common stock continue to trade on the OTC Bulletin Board (OTCBB) under the symbol “DCNAQ,” the trading prices of the shares may have little or no relationship to the actual recovery, if any, by the holders under any eventual court-approved reorganization plan. The opportunity for any recovery by holders of Dana common stock under such reorganization plan is uncertain and shares of Dana common stock may be cancelled without any compensation pursuant to such plan.
Forward-Looking Statements
Statements in this release regarding the anticipated closing dates for Dana’s Syracuse, Cape Girardeau, Guelph, and Thorold facilities and the anticipated restructuring charges, as well as statements about future closing announcements, constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on its current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. The actual closing dates and the amount and timing of the restructuring charges could differ from current expectations depending upon Dana’s ability to relocate the work from these facilities in accordance with presently contemplated schedules. Future closing announcements will depend upon customer considerations and other factors under evaluation by Dana. Dana does not undertake to update any forward-looking statements in this release.

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